Exhibit 10.14

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

This Agreement is entered into as of November 20, 2013 (the “Effective Date”), by and between WP PARTNERS LLC, a Washington limited liability company (“Seller”), and RREEF AMERICA L.L.C., a Delaware limited liability company (“Purchaser”).

In consideration of One Hundred Dollars cash-in-hand paid by Seller to Purchaser and the mutual promises, covenants and agreements in this Agreement, Seller and Purchaser agree as follows:

1. Definitions. Attached to this Agreement as Schedule 1 are certain defined terms that are used in this Agreement.

2. Agreement of Purchase and Sale. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following (collectively, the “Property”): (a) the Real Property; (b) the Improvements; (c) all of Seller’s interest as landlord under the Leases and the Tenant Deposits; (d) all of Seller’s interest under the Service Contracts (other than the Terminated Contracts) and the Licenses and Permits; (e) to the extent assignable or transferable, all of Seller’s interest in names, trade names and telephone numbers used by Seller exclusively in the operation and identification of the Improvements, but expressly excluding the names of Seller and its affiliates and all derivations thereof; (f) to the extent assignable or transferable, all of Seller’s interest in all other intangible rights and other interests, privileges and appurtenances related to or used exclusively in connection with the use, ownership, occupancy or operation of the Property; (g) to the extent assignable, all warranties and guaranties made by or received from any third party with respect to any building, building component, structure, fixture, machinery, equipment or material situated on the Real Property, or contained in any or comprising a part of any of the Improvements; and (h) to the extent assignable and in Seller’s Control, preliminary, final and proposed building plans and specifications (including “as-built” floor plans and drawings) and tenant improvement plans and specifications for the Improvements and any leasehold improvements made by any Tenant and any and all surveys, grading plans, topographical maps, architectural and structural drawings and engineering, soils, seismic, geologic and architectural reports, studies and tests relating to the Real Property (the “Plans and Specs”), but only to the extent in Seller’s Control.

3. Consideration.

3.1. Deposit. Unless Purchaser elects to terminate this Agreement pursuant to Section 4.1 below, not more than two (2) Business Days after the expiration of the Inspection Period Purchaser will deposit the sum of $1,000,0000 in escrow with Title Company (together with interest on such amount, the “Deposit”). Title Company shall hold the Deposit in an interest bearing account reasonably acceptable to Seller and Purchaser, in accordance with the terms and conditions of this Agreement. All interest earned on the Deposit shall become a part of the Deposit and shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the Deposit account. If this Agreement is not terminated in the manner provided, and within the time periods set forth in Section 4.1, the Deposit shall become nonrefundable to Purchaser, except as otherwise expressly provided in this Agreement. The Deposit shall be disbursed in accordance with the terms of this Agreement. The failure of Purchaser to timely deliver any portion of the Deposit hereunder shall be a material default, and shall entitle Seller, at Seller’s sole option, to terminate this Agreement.

3.2. Purchase Price. The purchase price for the Property (the “Purchase Price”) is Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000). The Purchase Price, less the amount of the Deposit and plus or minus prorations and other adjustments to be made in accordance with this Agreement, shall be paid in cash at Closing.

4. Inspection of Property.

4.1. Inspection Period; Termination Right. Purchaser shall have from the Effective Date until December 9, 2013 (the “Inspection Period”), to approve the Property in Purchaser’s sole and absolute discretion. At any time prior to the expiration of the Inspection Period Purchaser may elect to terminate this Agreement. In order to so terminate this Agreement pursuant to this Section 4.1, Purchaser must provide Seller and Title Company with written notice of its election to so terminate this Agreement on or before 5:00 p.m. (Pacific Time) on the last day of the Inspection Period. If Purchaser fails to so terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.1, Purchaser shall make the Deposit to the Title Company as described in Section 3.1 above, and the Deposit shall be nonrefundable except as otherwise expressly provided in this Agreement. If Purchaser timely elects to terminate this Agreement pursuant to this Section 4.1, Purchaser shall promptly destroy or return Purchaser’s Information to Seller in accordance with Section 4.3(b) below, and this Agreement shall terminate and be of no further force or effect, except for obligations which expressly survive the termination of this Agreement.

4.2. Entry and Inspection.

(a) Subject to the provisions of this Section 4.2, Seller will permit Purchaser and its employees and authorized agents, representatives, contractors and consultants (the “Licensee Parties”) to enter upon the Real Property and the Improvements at all reasonable times during normal business hours, to perform any inspections, investigations, studies, tests, evaluations and assessments of the Property (including interviews with Tenants, vendors and service providers under the Service Contracts, physical, structural, mechanical, architectural, engineering, soils, geotechnical, and environmental/asbestos tests (generally, “Inspections”) that Purchaser deems necessary, appropriate or prudent in connection with Purchaser’s determining the feasibility of purchasing the Property. Purchaser shall notify Seller of the intention of Purchaser or any Licensee Party to enter the Real Property at least one (1) Business Day prior to such intended entry and specify the intended purpose therefor and the Inspections contemplated to be made and/or the Tenants, vendors and service providers under the Service Contracts, or Authorities with whom Purchaser or any Licensee Party contemplates communicating. Notwithstanding the foregoing to the contrary, Purchaser shall be permitted to contact venders and service providers under the Service Contracts and Authorities to confirm the status of title matters, zoning, environmental conditions and compliance with laws and regulations applicable to the Property (such communications referred to herein as “Approved Due Diligence Communications”) without providing prior notice to Seller of such communications. At Seller’s option, Seller or its employees or authorized agents, representatives, contractors or consultants may be present for any such entry, Inspections and communications with any Tenants. With respect to any Inspection that will require excavations, borings, drilling, removal or demolition of any portion of the Property, or any other invasive activities on the Property (generally, “Invasive Testing”), Purchaser shall submit to Seller a written plan describing such Invasive Testing in reasonable detail (an “Invasive Testing Plan”) for Seller’s written approval, which shall not be unreasonably withheld, conditioned or delayed. Purchaser may not proceed with any Invasive Testing unless Seller has expressly approved in writing the Invasive Testing Plan, and Purchaser shall conduct all Invasive Testing in compliance with the Invasive Testing Plan approved by Seller. If Seller fails to provide Purchaser with written notice of Seller’s disapproval of an Invasive Testing Plan (which written notice shall state in reasonable detail the basis for such disapproval) within three (3) Business Days after delivery of the Invasive Testing Plan to Seller, Seller shall be deemed to have approved the Invasive Testing Plan. Seller shall have the right to have a representative of Seller observe any testing activities and to request and receive split samples of any materials collected for analysis by Purchaser or any Licensee Party. Purchaser shall restore the Property to substantially its condition immediately prior to any Invasive Testing promptly after the Invasive Testing is completed, but not later than five (5) days after any disturbance or damage occurs. Notwithstanding the foregoing, subject to the other terms of this Agreement, Seller hereby agrees that Purchaser shall be permitted to extract roof core samples and to perform invasive asbestos testing at the Property (the “Preapproved Invasive Testing”) so long as (i) a representative of Seller is present during any such Preapproved Invasive Testing and approves the specific means and locations for the testing and (ii) Purchaser restores and repairs any area of such testing to substantially the same condition as it was prior to the testing.

(b) In entering upon the Property, conducting Inspections, and communicating with Tenants, Purchaser and the other Licensee Parties will not: (i) unreasonably disturb the Tenants or unreasonably interfere with their use of the Property; (ii) unreasonably interfere with the operation and maintenance of the Real Property or Improvements; (iii) damage any part of the Property or any personal property owned or held by any Tenant or any other person or entity; (iv) injure or otherwise cause bodily harm to Seller or any Tenant, or any other person or entity; (v) permit any liens to attach to the Real Property by reason of the exercise of Purchaser’s rights under this Section 4; (vi) except for Approved Due Diligence Communications, communicate with any Tenants, Authorities, or vendors or service providers under the Service Contracts without prior written notice to Seller as provided in this Section 4; or (vii) reveal or disclose any Confidential Information concerning the Property and the Documents except in accordance with the confidentiality standards set forth in Section 4.3(a) above and Section 12 below. Purchaser will maintain commercial general liability insurance in an amount not less than $2,000,000 per occurrence covering any accident arising in connection with the presence of Purchaser or the other Licensee Parties on the Real Property or the Improvements, and deliver a certificate of insurance verifying such coverage to Seller prior to entry upon the Real Property or Improvements.

(c) Purchaser hereby agrees to indemnify, defend and hold Seller and its officers, directors, agents, employees, lenders, successors and assigns harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, obligations to third parties, together with all losses, penalties, fines, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) (generally, “Claims”) arising out of any inspections, investigations, examinations, sampling or tests conducted by Purchaser or any Licensee Party, whether prior to or after the Effective Date, or as a result of any violation of the provisions of this Section 4.2; provided, however, that Purchaser’s indemnity hereunder shall not include any Claims resulting from the discovery of pre-existing conditions at the Property except to the extent such condition is aggravated by an act of Purchaser or any Licensee Party as a result of the Inspections and shall not include any Claims resulting from the negligence or willful misconduct of Seller or Seller’s agents or employees. Purchaser’s obligations under this Section 4.2 shall survive the termination of this of this Agreement.

4.3. Documents.

(a) Purchaser and the Licensee Parties shall have the right to review, inspect, examine, analyze, verify and photocopy, at either the office of Seller, Seller’s property manager or at the Real Property, as specified by Seller, all agreements, contracts, documents, information, reports (including financial reports and rent rolls), books, records and other materials pertinent to the use, ownership, occupancy, or operation of the Property that are in Seller’s Control (collectively, the “Documents”). Purchaser acknowledges that information contained in the Documents may be proprietary and confidential in nature (“Confidential Information”) and the Documents have been provided to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser further acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property, and other than the representations and warranties expressly made by Seller in this Agreement or any document delivered by Seller at Closing, Seller has not made and does not make any other representation or warranty regarding the truth, accuracy or completeness of the Documents. Subject to the disclosures permitted pursuant to this Section 4.3(a) and Section 12 below, Purchaser shall not disclose any Confidential Information to any party outside of Purchaser’s organization other than its attorneys, accountants, lenders, investors, or any Licensee Parties who need to know such Confidential Information for the purpose of giving advice to Purchaser with respect to the transaction contemplated by this Agreement (collectively, the “Permitted Outside Parties”). Purchaser further agrees that within its organization, and as to the Permitted Outside Parties, the Confidential Information will be disclosed only to those persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Purchaser’s acquisition of the Property or who Purchaser determines, in its sole discretion, have a need to know such information in connection with the transaction contemplated by this Agreement, all of whom shall be subject to the terms of this Section 4.3(a). Purchaser understands any information provided to Purchaser relating to the leasing arrangements between Seller and the Tenants or prospective tenants is proprietary and confidential in nature and shall be deemed part of the Confidential Information. Purchaser agrees not to knowingly or negligently divulge any Confidential Information except in accordance with the confidentiality standards set forth in this Section 4.3 and Section 12 below. In permitting Purchaser and the Permitted Outside Parties to review the Confidential Information, Seller has not waived any privilege or claim of confidentiality with respect to the Confidential Information, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller. Confidential Information shall not include (i) information obtained by Purchaser from a third person who is not prohibited from transmitting the information to Purchaser, (ii) information available to the general public, (iii) information independently developed by Purchaser without reliance on any Confidential information, or (iv) information disclosed in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. This Section 4.3(a) shall survive any termination of this Agreement but shall not survive the Closing.

(b) If the subject transaction fails to close, not later than ten (10) Business Days following the time this Agreement is terminated for any reason, Purchaser will return to Seller or destroy all copies Purchaser has made of the Documents and all copies of any studies, reports or test results regarding any part of the Property obtained from Seller or its Affiliates by Purchaser, before or after the execution of this Agreement, excluding (i) any proprietary documents or information (such as internally prepared valuations, projections or budgets or other analyses of the Property) and (ii) any attorney-client communications, attorney work product, or other information which Purchaser is contractually or otherwise legally bound to a third party to keep confidential (collectively, “Purchaser’s Information”). This Section 4.3(b) shall survive the termination of this Agreement.

4.4. Estoppel Certificates. Prior to the Closing Date, Seller shall deliver to Purchaser executed estoppel certificates from Walgreen Co. (“Walgreen”) and GSRE, LLC, doing business as Keller Williams Real Estate (“Keller Williams”). The estoppel certificate from Walgreen shall be in the form attached to the lease with Walgreen, and the estoppel certificate from Keller Williams shall be in the form attached to this Agreement as Exhibit D or in another form reasonably acceptable to Purchaser; provided, however, if it is the policy of Walgreen or Keller Williams that a particular form of estoppel certificate be used, that form shall be deemed to be acceptable to Purchaser. Seller shall use commercially reasonable efforts to obtain estoppel certificates from all of the other tenants of the Property in the form of Exhibit D attached, or in another form reasonably acceptable to Purchaser. With respect to any Tenant (other than Walgreen and Keller Williams) for which Seller is unable to obtain an estoppel certificate, at Closing Seller will provide Purchaser with an estoppel certificate from Seller in the form of Exhibit E attached (each a “Seller Estoppel”). Subject to the limitations in Section 16 below, Seller’s representations and warranties in any Seller Estoppel shall survive the Closing, except any Seller Estoppel delivered by Seller pursuant to this Section 4.4 shall terminate if Seller obtains an estoppel certificate from the applicable Tenant prior to the Closing Date.

4.5. “As Is” Sale. PURCHASER REPRESENTS THAT IT IS ACCEPTING THE PROPERTY “AS IS AND WHERE IS,” IN ITS PRESENT CONDITION. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, OR IN ANY DOCUMENT DELIVERED BY SELLER SUBSEQUENT TO THE EFFECTIVE DATE TO PURCHASER, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROPERTY. THE TERMS AND CONDITIONS OF THIS SECTION 4.5 WILL EXPRESSLY SURVIVE THE CLOSING AND WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

Purchaser’s Initials    /s/ AH

5. Escrow Instructions.

5.1. Escrow Instructions. This Section 5, the other provisions of this Agreement regarding the Deposit and the process and mechanics for Closing, and any additional escrow instructions entered into among Purchaser, Seller and the Title Company constitute the escrow instructions to Title Company with regard to the Deposit and the Closing (the “Escrow Instructions”). By its execution of the attached joinder, Title Company agrees to be bound by the provisions of this Section 5 and the other provisions of this Agreement regarding the Deposit and the process and mechanics for Closing. If any of the Title Company, Purchaser or Seller requires additional escrow instructions, the parties agree to make such additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing, or enter into such separate escrow instructions or agreements as may be reasonably requested by any of the parties, provided that none of Title Company, Purchaser or Seller shall be obligated to make any such additions or enter into any such separate instructions or agreements that substantially alter this Agreement or its intent.

5.2. Close of Escrow. On the Closing Date, when Purchaser and Seller have delivered the documents required by this Agreement, and Title Company has received written authorization (which may include email) from Purchaser and Seller to consummate the Closing, Title Company will (a) insert the applicable Closing Date as the date of any document delivered to Title Company undated, and assemble counterparts into single instruments; (b) disburse to Seller, by wire transfer to Seller of immediately available federal funds, in accordance with wiring instructions to be obtained by Title Company from Seller, all sums to be received by Seller from Purchaser at the Closing, comprised of the balance of the Purchase Price as set forth in Section 3.2(b) as adjusted in accordance with the provisions of this Agreement, less all amounts paid by Title Company in satisfaction of any liens or encumbrances on the Real Property as provided in this Agreement, and less all costs and amounts to be paid by Seller at Closing pursuant to this Agreement; (c) record the Deed in the real property records of King County, Washington; (d) issue to Purchaser the Title Policy required by Section 6.2 below; (e) deliver to Seller all documents deposited with Title Company by Purchaser for delivery to Seller at the Closing; and (f) deliver to Purchaser (i) all documents deposited with Title Company by Seller for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement.

6. Title Matters.

6.1. Title Commitment. Not more than five (5) Business Days after the Effective Date, Seller shall deliver to Purchaser a commitment issued by Title Company for an owner’s extended coverage policy of title insurance (the “Commitment”), together with copies of all documents referenced as exceptions therein. Purchaser shall also be permitted to obtain an as-built survey (the “Survey”) of the Property. Purchaser shall advise Seller in writing (a “Title Objection Notice”) not later than 5:00 p.m. (Pacific Time) on December 2, 2013 (the “Title Objection Date”) of any encumbrances, outstanding interests or title exceptions in the Commitment together with any matters shown or described on the Survey to which Purchaser objects (the “Title Objections”). Any encumbrances, outstanding interests or title exceptions which are either set forth in the Commitment or which are shown on the Survey to which Purchaser does not so object by the Title Objection Date shall, for all purposes of this Agreement, be deemed to be “Permitted Exceptions”. Seller shall have five (5) Business Days from its receipt of a Title Objection Notice to notify Purchaser in writing whether Seller commits to cause the Title Objections to be removed or insured against at Closing. If Seller does not commit to remove or provide insurance against any Title Objection, Purchaser’s sole remedy shall be to either (i) proceed with this transaction and purchase the Property, and any Title Objections that Seller has not committed to remove or insure over shall be considered Permitted Exceptions, or (ii) elect not to proceed to purchase the Property and terminate this Agreement, by giving Seller written notice of such election within five (5) Business Days after receiving Seller’s response to the Title Objection Note, in which case this Agreement shall terminate, the Deposit shall be returned to Purchaser and neither Seller nor Purchaser shall have any further obligations under this Agreement, except such obligations of the parties that expressly survive the termination of this Agreement. If Purchaser fails to give notice of its intent to terminate this Agreement in accordance with the immediately preceding sentence, Purchaser shall be deemed to have elected to proceed with this transaction and purchase the Property, and any Title Objections that Seller has not committed to remove or insure over shall be considered Permitted Exceptions. Purchaser shall have three (3) Business Days following its receipt of a supplemental to the Commitment to notify Seller of its objection to any encumbrances, outstanding interests or title exceptions disclosed by such supplemental and to respond to Seller’s response thereto and Seller shall have three (3) Business Days to respond to any Title Objection Notice relating to said supplemental and the parties shall have the same rights and remedies as set forth above with respect to any such objections. To the extent necessary, the Closing shall be extended to accommodate the forgoing time periods. Notwithstanding any provision of this Section 6.1, Seller will be obligated to remove exceptions to title to the Property relating to (i) liens and security interests securing loans obtained by Seller, (ii) any other monetary liens or security interests, (iii) all taxes and assessments due and payable for or applicable to any period prior to the Closing, and (iv) all exceptions or matters created by Seller after the effective date of this Agreement without the prior written consent of Purchaser.

6.2. Title Insurance. At Closing, Title Company shall issue to Purchaser or be irrevocably committed to issue to Purchaser an ALTA Extended Coverage Owner’s Policy of Title Insurance (in the form approved for use in the State of Washington) in the amount of the Purchase Price, insuring fee simple title to the Real Property and the Improvements is vested in Purchaser, subject only to the Permitted Exceptions (the “Title Policy”), together with such endorsements as Purchaser elects to obtain.

7. Interim Operating Covenants. Seller covenants to Purchaser that from the Effective Date until Closing, Seller will (a) continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s practice as of the Effective Date, subject to ordinary wear and tear and further subject to Section 9 of this Agreement; (b) maintain fire and extended coverage insurance and general liability insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Real Property and the Improvements as of the Effective Date; (c) comply with the terms and provisions of the Leases and not enter into any new leases or any amendments, expansions or renewals of the Leases and not accept any rent from any Tenant for more than one (1) month in advance of its due date and not apply any tenant security deposits without the prior written consent of Purchaser, which consent will be deemed given unless written objection thereto is given within five (5) Business Days after receipt of the relevant written information provided to Purchaser by Seller; and (d) comply with the terms and provisions of the Service Contracts and not enter into, amend or renew any Service Contract, service agreement, maintenance contract, equipment leasing agreement, or other contract for the provision of labor, services, materials or supplies, unless such agreement or contract is terminable on not more than thirty (30) days’ notice without penalty or unless Purchaser consents thereto in writing, which consent will be deemed given unless written objection thereto is given within five (5) Business Days after receipt of the relevant written information. If Purchaser’s consent is requested by Seller pursuant to this Section 7 prior to the expiration of the Inspection Period, Purchaser’s consent may not be unreasonably withheld or conditioned. If Purchaser’s consent is requested after the expiration of the Inspection Period, Purchaser’s consent may be withheld in Purchaser’s sole and absolute discretion. With respect to Service Contracts in effect on the Effective Date or entered into after the Effective Date subject to and in accordance with the terms and provisions of this Agreement, Seller shall, upon Purchaser’s written request prior to the end of the Inspection Period, cancel and terminate effective as soon as reasonably possible under the applicable Service Contracts, any Service Contracts which Purchaser designates for termination or which may not be assumed by Purchaser pursuant to the terms thereof. Any Service Contracts which Purchaser designates for termination are referred to in this Agreement as “Terminated Contracts”. Purchaser shall assume at Closing all Service Contracts that are not Terminated Contracts. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume, and Seller shall retain, all obligations and liabilities under the Terminated Contracts, whether arising or accruing prior to or after the Closing.

8. Representations and Warranties.

8.1. Seller’s Representations and Warranties. Seller makes the following representations and warranties to Purchaser:

(a) Seller is duly organized and validly existing under the laws of the State of Washington and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement has been duly authorized by all necessary action on Seller’s part.

(b) No consent, approval or authorization by any individual or entity or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by Seller other than those consents, approvals and authorizations which shall be obtained by Seller prior to Closing. The consummation of the transactions contemplated by this Agreement will not result in a breach of, or constitute a default under, any mortgage, deed of trust, bank loan, credit agreement or other instrument to which Seller is a party or by which Seller may be bound or affected.

(c) There are no legal actions, suits, or similar proceedings pending and served, or to Seller’s Knowledge, threatened, against Seller or the Property. There are no legal actions, suits or proceedings pending by Seller against any tenant under any Lease, including, without limitation, any summary dispossess or other eviction or ejectment proceedings.

(d) Attached to this Agreement as Exhibit C is a true and accurate rent roll (the “Rent Roll”) of all Leases affecting the Property to which Seller is a party or by which Seller or to Seller’s Knowledge the Property is bound as of the date hereof. Seller has delivered to Purchaser a true, correct and complete copy of each of the Leases, and all amendments and related agreements thereto.

(e) Attached to this Agreement as Exhibit B is a schedule of all Service Contracts affecting the Property as of the Effective Date.

(f) Seller has not received any written notification from an Authority or third party that the Property is, and to Seller’s Knowledge the Property is not, in violation of any applicable fire, health, building, use, occupancy or zoning laws or any other Governmental Regulation.

(g) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar proceedings are pending and served, or, to Seller’s Knowledge, threatened, against Seller or the Property.

(h) Seller (i) has not made a general assignment for the benefit of creditors, (ii) has not filed any voluntary petition in bankruptcy or received notice of, nor to Seller’s Knowledge has, an involuntary petition in bankruptcy been filed against Seller, (iii) has not received notice of and to Seller’s Knowledge there has not been any appointment to take possession of the Property or all, or substantially all, of Seller’s other assets, or (iv) is not subject to any attachment or other judicial seizure of any of the Property or all, or substantially all, of Seller’s other assets.

(i) No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted affecting the Property or any portion of the Property and to Seller’s Knowledge, no condemnation or other taking by eminent domain of the Property or any portion thereof has been threatened with respect to the Property or any portion thereof.

(j) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder (the “Code”).

(k) Except as set forth in the Rent Roll attached to this Agreement as Exhibit C, there are no commissions, unexpired free rent, tenant improvement obligations or allowances or other fees payable by Seller with regard to any of the Leases in effect as of the Effective Date. Except as set forth on the Rent Roll attached to this Agreement as Exhibit C or in the Leases, (i) Seller and, to Seller’s Knowledge, the tenants under the Leases, are not in default under the Leases, no tenant under any Lease has vacated, abandoned or otherwise discontinued business operations at its premises or is entitled to do so, and Seller has no knowledge of that any tenant contemplates such action, and (iii) no rents or other deposits are held by Seller, except security deposits described on the Rent Roll or prepaid rent for the current month.

(l) Seller has not entered into any other outstanding contracts for the sale of all or any portion of the Property. Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee interest in any portion of the Property.

(m) Seller is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 25, 2001), and does not engage in any dealings or transactions and is not otherwise associated with any of those persons or entities.

(n) Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

(o) Seller and to Seller’s Knowledge as to each person or entity owning an interest in Seller is (a) (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “Lists”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and (c) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law. Seller shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

(p) There are no employees of the Property or Seller.

The representations and warranties made in this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. All representations and warranties made in this Agreement shall survive the Closing for a period of six (6) months and shall not merge into any instrument of conveyance delivered at the Closing. Seller shall not knowingly take any action which causes the representations and warranties in this Agreement to be untrue or incorrect at Closing in any material respect. If prior to Closing Seller comes to have actual knowledge of a fact or circumstance that would render a representation or warranty by Seller in this Agreement inaccurate in any material respect when made, Seller shall promptly advise Purchaser thereof in writing. Seller shall use commercially reasonable good faith efforts to take corrective action to remedy any such defects as soon as reasonably possible. If Purchaser has actual knowledge that any of Seller’s representations or warranties shall be untrue and incorrect at Closing in any material respect, then Purchaser may in its sole discretion, by written notice to Seller either (i) proceed with this transaction, accepting the applicable representation or warranty as being modified by the change in facts or circumstances, or (ii) terminate this Agreement and declare this Agreement of no further force and effect, in which event the Deposit shall be returned to Purchaser and Seller shall be entitled to pursue any remedies available to it pursuant to Section 13.1(b) if the untrue or incorrect representation or warranty occurred a result of Seller’s default hereunder.

8.2. Purchaser’s Representations and Warranties. Purchaser makes the following representations and warranties to Seller:

(a) Purchaser is duly organized and validly existing under the laws of the state of its formation and is, or will be prior to the Closing Date, qualified to do business in the State of Washington and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement.

(a) The execution and delivery of this Agreement and all other documents to be delivered prior to or at the Closing by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not violate any Governmental Regulations or any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(b) No consent, waiver, approval or authorization is required from any person or entity in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby other than those consents, approvals and authorizations which shall be obtained by Purchaser prior to Closing.

(c) Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 25, 2001), and to Purchaser’s knowledge does not engage in any dealings or transactions and is not otherwise associated with any of those persons or entities.

9. Condemnation and Casualty.

9.1. Significant Casualty. If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements are destroyed or damaged by fire or other casualty, Seller will promptly notify Purchaser in writing of such casualty and Purchaser will have the option to elect within five (5) Business Days following written notice from Seller (and the

Closing Date shall be extended if necessary to afford Purchaser the benefit of such five (5) Business Day Period) of such casualty either: (a) to proceed with this transaction and Closing in accordance with this Agreement notwithstanding such damage or destruction, in which event Seller will have no obligation to repair such damage or destruction, and the Closing shall occur as otherwise provided in this Agreement; in such case, Seller shall assign to Purchaser upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrences, other than proceeds expended prior to Closing in restoration and repair undertaken by Seller in its reasonable discretion and any proceeds of business interruption or rent continuation insurance applicable to the period prior to Closing, and Purchaser shall receive a credit against the Purchase Price equal to the amount of any deductible under Seller’s insurance applicable to such occurrences to the extent Purchaser is not entitled to reimbursement of the same pursuant to the Leases; or (b) to terminate this Agreement. Purchaser’s failure to deliver either of such notices to Seller and Title Company within such five (5) Business Days following Seller’s written notice to Purchaser of such casualty shall constitute Purchaser’s election to terminate this Agreement under clause (b) of the preceding sentence. If this Agreement is terminated under clause (b) above, the Deposit and all interest accrued thereon will be returned to Purchaser, and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except for obligations under this Agreement which expressly survive the termination of this Agreement.

9.2. Casualty of Less Than a Significant Portion. If less than a Significant Portion of the Property is damaged as aforesaid, then Seller shall have no obligation to repair such damage or destruction, and the Closing nevertheless shall occur as otherwise provided for in this Agreement, except that Seller shall, at Seller’s’ option, either (a) perform any necessary repairs, or (b) assign to Purchaser upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrences, exclusive of any proceeds of business interruption or rent continuation insurance applicable to the period prior to Closing, in which event Purchaser shall receive a credit against the Purchase Price equal to the amount of any deductible under Seller’s insurance applicable to such occurrences to the extent Purchaser is not entitled to reimbursement of the same pursuant to the Leases, or (c) credit Purchaser at Closing for the estimated cost (as reasonably agreed by Seller and Purchaser, both acting in good faith) of any uninsured casualty damage.

9.3. Condemnation of Property. If all or any Significant Portion of the Property shall be taken in condemnation or under the right of eminent domain, Seller shall promptly notify Purchaser thereof. Within five (5) Business Days after receipt of the foregoing notice, Purchaser shall notify Seller, electing either: (a) to proceed with this transaction and Closing in accordance with this Agreement notwithstanding such condemnation; or (b) to terminate this Agreement. If Purchaser elects to proceed with this transaction pursuant to clause (a) above, or if there is a taking in condemnation or eminent domain that does not affect a Significant Portion of the Property, there shall be no reduction in the Purchase Price and Seller shall (x) deliver to Purchaser at the Closing, or as soon thereafter as available, any proceeds actually received by Seller attributable to the Property from such condemnation or eminent domain proceeding, and (y) transfer and assign to Purchaser any and all rights Seller may have with respect to payments by or from and with respect to recovery against any party for damages or compensation relating to the Property on account of such condemnation or eminent domain proceeding. A failure by Purchaser to notify Seller in writing within five (5) Business Days after receiving written notice of such taking shall be deemed an election to proceed under clause (b) in this subsection. If Purchaser elects to proceed under clause (a) in this subsection, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent. In the event Purchaser notifies Seller (or is deemed to have notified Seller) of its election to terminate this Agreement pursuant to clause (b) above, the Deposit and all interest accrued thereon will be returned to Purchaser, and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except for obligations under this Agreement which expressly survive Closing or the termination of this Agreement.

10. Closing.

10.1. Closing. The Closing of the sale of the Property by Seller to Purchaser will occur on the date which is five (5) Business Days after the later of (i) the date Seller provides Purchaser with the estoppel certificates from Walgreen and Keller Williams, and (ii) the date Seller has completed the Window Replacement as described in Section 17.14 below, but not earlier than five (5) Business Days following the expiration of the Inspection Period and not later than January 31, 2014, unless otherwise agreed in writing by Seller and Purchaser. The date which Closing occurs is referred to in this Agreement as the “Closing Date”. Closing will take place through the escrow established with Title Company pursuant to this Agreement and pursuant to any additional or supplemental closing instructions that are reasonably necessary to consummate the transactions contemplated by this Agreement as may be agreed to by Purchaser and Seller, acting reasonably. At Closing, the events set forth in this Section 10 will occur, it being understood that the performance or tender of performance of all matters set forth in this Section 10 are mutually concurrent conditions which may be waived only by the party for whose benefit they are intended.

10.2. Closing Conditions.

(a) Purchaser’s obligation to consummate the Closing is subject to each of the following conditions precedent, which conditions may be waived by Purchaser in writing at its sole option:

(i) All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date.

(i) Seller shall have delivered all of the documents required to be delivered by Seller pursuant to Section 10.4 below and shall have performed in all material respects all of its other obligations, hereunder required to be performed by the Closing Date and complied in all material respects with all conditions, required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

(ii) Title Company shall have issued, or be irrevocably committed to issue, the Title Policy to Purchaser.

(iii) Purchaser shall have received tenant estoppel certificates as required by Section 4.4 above.

(iv) There has been no material and adverse change to the Rent Roll between the Effective Date and the Closing.

(v) Seller has completed the Window Replacement as set forth in Section 17.14 below.

If the purchase and sale of the Property are not consummated because any condition precedent to Purchaser’s obligation to close set forth in this Section 10.1(a) has not been satisfied or waived by Purchaser in writing by the Closing Date, as its sole remedies Purchaser may elect (x) to pursue its remedies under Section 13.1 or (y) to terminate this Agreement by written notice to Seller, in which case the Deposit shall be returned to Purchaser, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder, except for obligations under this Agreement which expressly survive the termination of this Agreement.

(b) Seller’s obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Seller in writing, at its sole option:

(i) All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date.

(ii) Purchaser shall have delivered or be ready, willing and able to deliver the funds required hereunder, including the balance of the Purchase Price, and all of the documents required to be executed by Purchaser and shall have performed in all material respects all of its other obligations hereunder required to be performed by the Closing Date, and complied in all material respects with all conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

10.3. Purchaser’s Closing Obligations. Not later than 11:00 a.m., Pacific Time, on the Closing Date, Purchaser, at its sole cost and expense, will deliver the following items in escrow with Title Company:

(a) The balance of the Purchase Price, after all adjustments are made at the Closing as provided in this Agreement, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.2 above.

(b) Two counterparts of an Assignment and Assumption of Leases substantially in the form of Exhibit F attached (the “Lease Assignment”) duly executed by Purchaser.

(c) Two counterparts of the General Assignment and Bill of Sale in the form attached to this Agreement as Exhibit G (the “General Assignment”) duly executed by Purchaser.

(d) To the extent required by the Title Company, evidence reasonably satisfactory to Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so.

(e) Written notice to the Tenants in the form attached to this Agreement as Exhibit J, executed by Purchaser, (i) acknowledging the sale of the Property to Purchaser, and (ii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the “Tenant Notice Letters”).

(f) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

10.4. Seller’s Closing Obligations. Not later than 11:00 a.m., Pacific Time, on the Closing Date, Seller will deliver the following items in escrow to Title Company:

(a) A statutory bargain and sale deed in the form attached to this Agreement as Exhibit H (the “Deed”), executed and acknowledged by Seller conveying to Purchaser the Real Property and the Improvements subject only to the Permitted Exceptions.

(b) Two counterparts of the Assignment and Assumption of Leases executed by Seller.

(c) Two counterparts of the General Assignment executed by Seller.

(d) The Tenant Notice Letters, executed by Seller.

(e) A certificate executed by Seller in the form attached to this Agreement as Exhibit I certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code.

(f) All original tenant estoppel certificates previously delivered to Purchaser in copy form.

(g) A certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct as of the date of Closing in all material respects or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.

(h) Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller and such other documents as may be reasonably necessary or appropriate to effectuate the transaction which are the subject of this Agreement.

Contemporaneously with the Closing, Seller shall deliver to Purchaser, the originals or copies of all Licenses and Permits in Seller’s Control, all Leases (including all items in each tenants lease files), and all Service Contracts (other than Terminated Contracts), all keys and access cards to the Improvements in Seller’s Control, and all Plans and Specs in Seller’s Control.

10.5. Prorations.

(a) Rents and any additional charges and expenses payable by Tenants under Leases; real property taxes and assessments; water, sewer and utility charges; amounts payable under any Service Contracts (other than Terminated Contracts); annual permits and/or inspection fees (calculated on the basis of the period covered); and any other income or expenses of the operation and maintenance of the Property shall all be prorated as of 11:59 p.m. on the date immediately preceding the Closing Date (i.e., Purchaser is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year and otherwise in accordance with this Section 10.5. Seller shall deliver draft prorations to Purchaser at least five (5) Business Days before Closing Date.

(b) Purchaser shall receive a credit at Closing for all rents, including estimated payments for operating expenses and real estate taxes, collected by Seller prior to the Closing and allocable to the period after Closing. No credit shall be given the Seller for accrued and unpaid rent or any other non-current sums due from tenants except as provided in this Section 10.5(b). All rent or other sums collected or received by Seller after Closing shall be promptly remitted to Purchaser to be applied and distributed in accordance with this Section 10.5(b). All rent received by Purchaser after Closing shall be applied first to current rentals and then to delinquent rentals in the inverse order of maturity. Purchaser shall use reasonable efforts to collect rents and other sums owing to Seller in the usual course of Purchaser’s operation of the Property, provided, however, that Purchaser shall not be required to pursue or institute any action to evict any tenant or any other collection proceedings to collect delinquent rentals. Seller shall have no right to contact Tenants or collect any such rents and other sums from Tenants after Closing and Seller shall have no right to cause any such Tenant to be evicted or to exercise any other landlord remedy against such Tenant after Closing. In the event Seller receives rents from Tenants applicable to periods after the Closing Date, Seller shall immediately forward the full amount of such rents to Purchaser to be applied by Purchaser in accordance with this Section 10.5(b).

(c) At Closing, (i) Seller shall credit Purchaser with the amount of any cash security deposits actually held by Seller pursuant to the Leases (to the extent such security deposits are not applied against delinquent rents in accordance with the Leases). Any taxes that are payable in the year in which the Closing occurs (“Current Tax Year”) shall be prorated between Purchaser and Seller based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Purchaser). Fees and charges under the Service Contracts (other than the Terminated Contracts) in respect of the most recent billing period which includes the Closing Date (“Current Billing Period”) shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser) and assuming that all fees and charges are incurred uniformly during the Current Billing Period. Calculations hereunder shall be based upon the most recent statement rendered to Seller by the applicable service provider and, after an actual statement covering the Current Billing Period is received, a copy shall be delivered to Purchaser or Seller, as applicable, and the apportionment of such charges hereunder shall be recomputed if necessary.

(d) Seller and Purchaser hereby agree that if any of the aforesaid prorations and credits cannot reasonably be calculated accurately on the Closing Date or in the case of rents or other charges received from Tenants, such amount have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within sixty (60) days thereafter. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received or expenses incurred by such party from Tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

(e) Not more than sixty (60) days after the Closing, Seller and Purchaser shall make a final calculation of the real estate taxes, operating expenses and all other prorations or adjustments for the Property, including any adjustments for rent or escalation payments payable under the Leases in connection therewith. If such calculation discloses that Seller has collected more in estimated payments from Tenants for rents, operating expenses and taxes than it is entitled to retain after the final reconciliations are completed, Seller shall pay such excess to Purchaser for refund to the tenants, and if Seller has collected less in estimated payments than it is entitled to receive after the final reconciliations are completed, Purchaser shall pay such amounts to Seller when and as collected from the tenants. No insurance policies of the Seller are to be assigned or otherwise transferred to the Purchaser, and no apportionment of the premiums therefor shall be made. The provisions of this Section 10.5 shall survive Closing.

10.6. Delivery of Real Property. Upon completion of the Closing, Seller will deliver to Purchaser possession of the Real Property and Improvements, subject to the Leases and the Permitted Exceptions.

10.7. Closing Costs 10.7. Closing Costs. Seller will pay (i) the premium for a standard coverage owner’s policy of title insurance in the amount of the Purchase Price, (ii) one-half of Title Company’s escrow fees, and (iii) any transfer or conveyance taxes payable in connection with the transfer of the Property to Purchaser. Purchaser shall pay (i) the additional premium for an ALTA extended coverage policy of title insurance in the amount of the Purchase Price, and any other costs for the Title Policy, including, but not limited to, any endorsements requested by Purchaser or any lender to Purchaser, and (ii) the recording fees required in connection with the transfer of the Property. The provisions of this Section 10.7 shall survive Closing.

10.8. Post-Closing Delivery of Service Contract Notice. Immediately following Closing, Seller will deliver (i) to each of the providers under the Service Contracts being assumed by Purchaser, a letter acknowledging the sale of the Property to Purchaser and the assignment of the obligations under the Service Contracts to Purchaser and (ii) to each of the providers under the Terminated Contracts, a letter terminating such Terminated Contracts as required by Section 7(d) above.

10.9. Audit Letter. Pursuant to Paragraph 15 below, a Permitted Assignee of Purchaser may include a publicly registered real estate investment trust, and therefore Seller further agrees to make its books and records relating to the Property available for inspection and audit by Purchaser or its agents and to execute and deliver (at the time of completion of the audit) the audit letter in favor of Purchaser’s auditors in the form attached hereto as Exhibit L and made a part hereof (the covenants of Seller described by this sentence shall survive the Closing). Purchaser may also review and make copies of any of Seller’s files, books and records relating to the Property. Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no out of pocket cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property (from June 30, 2011, the date Seller acquired the Property) (with the names of parties having an equity interest in Seller redacted), including (without limitation) income and balance sheet data for the Property, whether required before or after Closing, to the extent in Seller’s possession or control. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the U.S. Securities and Exchange Commission (“SEC”) or other governmental authority. Seller shall maintain its records for use under this Paragraph 10.9 for a period of not less than six (6) months after the Closing. This Paragraph shall expressly survive Closing.

11. Brokers. At Closing, Seller shall pay the real estate commissions due to Paul Sleeth of Colliers International (“Broker”), pursuant to a separate written agreement between Seller and Broker. Other than Broker, Purchaser has not dealt with any other real estate brokers or salespersons in connection with the transaction that is the subject of this Agreement. Other than fees and commissions due to Broker, Seller and Purchaser will each indemnify and hold the other harmless from any brokerage or finder’s fee or commission claimed by any person or entity claiming to have dealt with Purchaser or Seller, as applicable, on account of this Agreement or the transactions contemplated by this Agreement. The provisions of this Section 11 will survive any Closing or termination of this Agreement.

12. Confidentiality. The transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in confidence by Seller and Purchaser and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, directors, investors, members and shareholders, and except and only to the extent that (a) such disclosure may be necessary for their respective performances hereunder, (b) as otherwise required by applicable law, regulation, legal process or governmental authority, agency or regulatory body or (c) as otherwise permitted hereunder. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all Confidential Information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons, without the prior written consent of Seller, other than Purchaser’s affiliates, principals, employees, prospective lenders, insurance firms, legal counsel, accountants, consultants, officers, partners, directors, investors, members and shareholders (“Purchaser’s Representatives”), or as otherwise required by applicable law, regulation, legal process or governmental authority, agency or regulatory body. Nothing contained in this Section 12 will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Section 12 in connection with that party’s enforcement of its rights following a disagreement hereunder, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with any Authorities required by reason of the transactions provided for in this Agreement pursuant to an opinion of counsel. In addition and notwithstanding anything to the contrary herein, Purchaser and Purchaser’s Representatives shall be entitled to disclose any of the foregoing information (i) to the extent required by the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), or any stock exchange applicable to Purchaser and its affiliates, (ii) to the extent Purchaser’s counsel, attorneys or advisors determines appropriate, in any prospectus, report or other filing made by Purchaser or its affiliates with the SEC or any stock exchange to which Purchaser or any affiliate is subject, or (iii) in any press release in connection with a disclosure under items (i) or (ii) above. Without limiting the generality of the foregoing, without the prior written consent of Purchaser, Seller will not issue any press release or other public announcement which identifies Purchaser as a party to this transaction. The foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record, lawfully received from a third party not known to Buyer to be under an obligation of confidentiality to Seller or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Seller or Purchaser, as applicable, in violation of this Section 12. Purchaser and Seller shall consult with each other in good faith prior to making any public statements with respect to this Agreement and the transactions contemplated hereby and, except as otherwise may be required pursuant to applicable law or the terms of this Agreement, Purchaser and Seller shall not make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby which identifies the other party, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Purchaser and Seller each hereby indemnify the other against, and hold the other harmless from, any and all claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising in connection with their respective obligations under this Section 12. The provisions of this Section 12 will survive any termination of this Agreement.

13. Remedies.

13.1. Remedies.

(a) IF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT OCCUR AS A DIRECT RESULT OF A DEFAULT BY PURCHASER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES THAT SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AND SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT. THIS AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR ANY BREACH OF THIS AGREEMENT BY PURCHASER. THE PAYMENT OF THIS AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

(b) IF PURCHASER IS NOT IN DEFAULT UNDER THIS AGREEMENT AND SELLER FAILS OR REFUSES TO CONSUMMATE THE SALE OF THE PROPERTY, PURCHASER SHALL HAVE THE RIGHT, AS ITS SOLE AND EXCLUSIVE REMEDIES, (I) TO TERMINATE THIS AGREEMENT, RECEIVE A REIMBURSEMENT PAYMENT FROM SELLER IN THE AMOUNT OF PURCHASER’S ACTUAL THIRD PARTY OUT OF POCKET EXPENSES RELATED TO THE TRANSACTION CONTEMPLATED HEREIN, UP TO A MAXIMUM AMOUNT OF $50,000.00 AND RECEIVE A RETURN OF THE DEPOSIT TOGETHER WITH ACCRUED INTEREST THEREON, AND (II) TO SEEK SPECIFIC PERFORMANCE, BUT IF SPECIFIC PERFORMANCE IS NOT AN AVAILABLE REMEDY DUE TO SELLER, ENCUMBERING THE PROPERTY WITH DEBT, LIENS, EASEMENTS OR RESTRICTIONS, OR SELLER LEASING OR CONVEYING TITLE TO THE PROPERTY, WITHOUT THE CONSENT OF PURCHASER (HEREINAFTER AN “INTENTIONAL TRANSFER DEFAULT”), THEN PURCHASER SHALL HAVE ALL REMEDIES AT LAW OR EQUITY . IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, OR INCIDENTAL DAMAGES.

(c) NOTHING IN THIS SECTION 13.1 IS INTENDED TO LIMIT ANY PARTIES OBLIGATIONS UNDER ANY INDEMNIFICATION PROVISION IN THIS AGREEMENT.

BY THEIR INITIALS BELOW, PURCHASER AND SELLER SPECIFICALLY ACKNOWLEDGE THAT THEY HAVE READ AND SPECIFICALLY NEGOTIATED AND AGREED TO FORFEITURE OF THE DEPOSIT AND LIMITATION OF REMEDIES AS PROVIDED FOR IN PRECEDING SECTIONS 13.1(a), (b) AND (c).

/s/ AH	/s/ JA
Purchaser’s Initials	Seller’s Initials

13.2. Consequential and Punitive Damages. Except in the event of an Intentional Transfer Default, each of Seller and Purchaser waive any right to sue the other for consequential, incidental or punitive damages for matters arising under this Agreement. This Section 13.2 shall survive Closing or the earlier termination of this Agreement.

14. Notices. All notices shall be personally delivered, sent via electronic mail, sent via a nationally recognized overnight courier service (such as Federal Express, UPS or DHL) or sent by certified United States mail (return receipt requested). Notices sent via personal delivery, overnight courier service and electronic mail will be effective upon receipt, and notices sent by mail will be effective three (3) Business Days after being deposited with the United States Post Office, postage prepaid. A courtesy copy of any notice given by electronic mail also shall be mailed to the party receiving the notice. The addresses to be used in connection with such correspondence and notices are the following, or such other address as a party shall from time to time direct in writing by notice given pursuant to this Section 14, but any such notice of a new address shall not be effective until actually received by the other party:

To Seller:	WP Partners LLC
c/o Meriwether Partners LLC
1191 Second Avenue, Suite 1570
Seattle, WA 98101
Attention: Joel Aslanian
Email: jaslanian@mericap.com

With a copy to:	Alston, Courtnage & Bassetti LLP
1420 Fifth Avenue, Suite 3650
Seattle, WA 98101-4011
Attention: Andrew B. Bassetti
Email: abasse@alcourt.com

To Purchaser:	RREEF America, L.L.C.
101 California Street, 26th Floor
San Francisco, CA 94111
Attention: Andrew R. Harper
Email: andy.harper@db.com

With a copy to:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: James G. Farris, Jr.
Email: jay.farris@alston.com

15. Assignment and Binding Effect. Purchaser may not assign this Agreement without Seller’s prior written consent, except, without Seller’s consent, Purchaser may assign its rights and obligations under this Agreement to an Affiliate of Purchaser or to an entity which is advised by Purchaser or for which Purchaser acts as an investment Manager (collectively, a “Permitted Assignee”), but no such assignment shall relieve Purchaser of its obligations under this Agreement until the Closing occurs, and thereafter such Permitted Assignee shall be solely liable for any obligations which survive Closing. Any attempted assignment or delegation in violation of this Section 15 without the prior written consent of Seller shall be void, and the purported assignee shall not have any rights hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.

16. Maximum Aggregate Liability; Claims Period. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant to this Agreement, following consummation of the Closing, the maximum aggregate liability of Seller under this Agreement and any and all documents executed pursuant to this Agreement or in connection herewith (including, without limitation, the breach of any representations and warranties of Seller contained in such documents) for which a claim is timely made by Purchaser shall not exceed $500,000, plus any amounts payable to Purchaser pursuant to Section 11, Section 10.5 or Section 17.2 (the “Cap”). Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds $25,000, in which event the full amount of such claims shall be actionable, up to the Cap. Any action, suit or proceeding brought by Purchaser against Seller arising from or related to this Agreement must be commenced and served, if at all, not more than six (6) months after the date of the Closing. The limitations in this Section 16 shall apply to all of Seller’s obligations under this Agreement, any Seller Estoppel executed by Seller pursuant to Section 4.4 of this Agreement, and any of the other documents executed by Seller pursuant to this Agreement. Robert Briscoe and Joel Aslanian (collectively “Guarantor”), hereby personally guaranty, jointly and severally, the liabilities and obligations of Seller under this Agreement subject to the limitations in this Section 16. Guarantor agrees that this guaranty shall be for the benefit of Purchaser and any Permitted Assignee. If Seller fails to make any payment due from Seller pursuant to this Section 16, and such failure is not cured within thirty (30) days after written demand on Seller, Purchaser or the Permitted Assignee, as applicable, may enforce such claim against Guarantor. This Section 16 shall survive the Closing or the earlier termination of this Agreement.

17. Miscellaneous.

17.1. Waivers. No waiver of any breach of any covenant or provisions contained in this Agreement will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained in this Agreement. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

17.2. Attorneys’ Fees. If a party to this Agreement files any action or suit against the other party to this Agreement relating to or arising out of this Agreement, the transaction described in this Agreement or the enforcement hereof, the prevailing party will be entitled to have and recover of and from the other party all reasonable attorneys’ fees and costs resulting therefrom (whether incurred in connection with litigation or in bankruptcy proceedings, and if incurred in connection with litigation, including such fees, expenses and costs as are incurred in any appeal or discretionary review).

17.3. Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof; provided, however, that if the date of performance or a deadline falls on a weekend or legal holiday, the date for performance or such deadline shall be deemed extended to the next Business Day.

17.4. Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in multiple counterparts, each of will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement. Each party (i) has agreed to permit the use, from time to time and where appropriate, of telecopied signatures and signatures sent via electronic mail in PDF format, in order to expedite the transaction contemplated by this Agreement, (ii) intends to be bound by its telecopied signature and its signature sent via electronic mail, (iii) is aware that the other party will rely on its telecopied signature and on its signature sent via electronic mail, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy or via electronic mail.

17.5. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

17.6. Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted in this Agreement. Email communications between the parties shall not be binding or deemed an offer, as no documents are binding unless and until executed.

17.7. Governing Law. This Agreement and the rights and obligations of the parties to this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington, exclusive of the conflict of laws principles of such state. The parties consent to jurisdiction of the state courts located in King County, Washington in the event of any litigation arising out of this Agreement.

17.8. No Recording. The parties to this Agreement agree that neither this Agreement nor any memorandum or affidavit concerning it will be recorded.

17.9. Further Actions. The parties agree to execute such instructions to Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

17.10. No Other Inducements. The making, execution and delivery of this Agreement by the parties to this Agreement have been induced by no representations, statements, warranties or agreements other than those expressly set forth in this Agreement.

17.11. Exchange. Each party agrees to cooperate with the other, if the other wishes to sell or purchase the Property as part of a tax deferred exchange, so long as such cooperation is at no expense or liability to the other party, and the other party shall not be required to take title to any property other than the Property. If necessary as part of such exchange, a party may transfer its rights and obligations under this Agreement to a qualified exchange facilitator, without relieving the assigning party from liability hereunder. Neither Purchaser nor Seller shall be obligated to take title to any property in connection with its cooperation pursuant to this Section 17.11.

17.12 Survival. Any and all provisions of this Agreement which by their terms are intended to be performed or be applicable after Closing shall survive Closing and shall not be merged into the execution and delivery of the Deed. The foregoing is in addition to and not in exclusion of any survival provisions elsewhere set forth in this Agreement.

17.13 Seller RCW 64.06.005 Disclosures. Purchaser and Seller acknowledge that the Real Property constitutes “Commercial Real Estate” as defined in RCW 64.06.005. Purchaser voluntarily waives receipt of the seller disclosure statement required under RCW 64.06 for transactions involving the sale of commercial real estate, except for the section entitled “Environmental”. The Environmental section of the seller disclosure statement as completed by Seller is attached to this Agreement as Exhibit K (the “Disclosure Statement”). Purchaser acknowledges receipt of the Disclosure Statement and waives its right to rescind the Agreement under RCW 64.06.030. Purchaser further acknowledges and agrees that the Disclosure Statement (i) is for the purposes of disclosure only, (ii) will not be considered part of this Agreement, and (iii) will not be construed as a representation or warranty of any kind by the Seller and that Seller’s representations and warranties are as set forth in Section 8.1 above.

17.14 Window Replacement. Prior to the Closing, Seller shall replace certain windows at the Property (collectively, the “Window Replacement”) pursuant to the proposal attached hereto on Exhibit M. Seller shall pay in full, at Seller’s sole cost in expense, prior to Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Window Replacement. Furthermore, Purchaser shall have the right to inspect the Window Replacement prior to Closing and approve the work related thereto, such approval not to be unreasonably withheld conditioned or delayed.

17.15 Know Your Customer. Seller agrees to provide information about itself and its investors in reasonable detail to allow Purchaser to evaluate Seller pursuant to Purchaser’s “Know Your Customer” procedures. Within three (3) Business Days after the Effective Date Seller shall complete and deliver to Buyer the “Know Your Customer” form attached to this Agreement as Exhibit N.

[Remainder of Page Intentionally Left Blank]

This Agreement is made as of the date first above written.

SELLER:

WP PARTNERS LLC, a Washington limited liability company

By:	WP Manager LLC, a Washington limited liability company, Manager

	By	/s/ Joel Aslanian
Joel Aslanian, Manager

PURCHASER:

RREEF AMERICA L.L.C., a Delaware limited liability company

By:	/s/ Andrew Harper

Name:	Andrew Harper

Title:	Director

GUARANTORS:

The undersigned Guarantors are executing this Agreement solely for purposes of Section 16 of this Agreement.

/s/ Robert Briscoe
ROBERT BRISCOE

/s/ Joel Aslanian
JOEL ASLANIAN

JOINDER BY TITLE COMPANY

First American Title Insurance Company, referred to in this Agreement as the “Title Company,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser on November     , 2013, and accepts the obligations of Title Company as set forth in this Agreement. Title Company agrees to notify Seller and Purchaser promptly after the deposit of the Deposit. Title Company hereby agrees to hold and distribute the Deposit, when deposited, and interest thereon, and Closing proceeds strictly in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code.

FIRST AMERICAN TITLE INSURANCE COMPANY

By	/s/ Laura S. Lau
Name	Laura S. Lau
Title

Address for Notices:

First American Title Insurance Company
818 Stewart Street, Suite 800
Seattle, WA 98101
Attention: Laura Lau

SCHEDULE 1

DEFINED TERMS

For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Schedule 1:

“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller or the Property or any portion thereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

“Claims” has the meaning given to it in Section 4.2 of this Agreement.

“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement.

“Closing Date” has the meaning given to it in Section 10.1 of this Agreement.

“Code” has the meaning given to it in Section 8.1(j) of this Agreement.

“Confidential Information” has the meaning given to it in Section 4.3 (b) of this Agreement.

“Deed” has the meaning given to it in Section 10.4(a) of this Agreement.

“Deposit” has the meaning given to it in Section 3.1 of this Agreement.

“Documents” has the meaning given to it in Section 4.3(a) of this Agreement.

“Effective Date” has the meaning given to it in the first paragraph of this Agreement.

“Environmental Laws” means all federal, state and local environmental laws, ordinances, rules, statutes, directives, binding written interpretations, binding written policies, and regulations issued by any Authorities and in effect as of the Effective Date or the Closing Date with respect to or that otherwise pertain to or affect any portion of the Real Property or the Improvements or the use, ownership, occupancy or operation of any portion of the Real Property or the Improvements, as the same have been or may be amended, modified or supplemented from time to time.

“Escrow Instructions” has the meaning given to it in Section 5.1 of this Agreement.

“General Assignment” has the meaning given to it in Section 10.3(c) of this Agreement.

“Governmental Regulations” means all federal, state and local laws, ordinances, rules, statutes, directives, binding written interpretations, binding written policies, and regulations issued by any Authorities applicable to Seller or the Property, or the use, ownership, occupancy or operation of any portion of the Property.

“Hazardous Substances” means all (a) asbestos, radon gas, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls (“PCBs”), (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, waste, petroleum products or byproducts, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, or radon gas, (c) any solid or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous chemical substances and mixtures, toxic substances, pollutants and contaminants, as such terms are defined in any Environmental Law, and any and all rules and regulations promulgated under any of the above, (d) biological materials (including mold), and (e) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws.

“Improvements” means Seller’s interest in all buildings, structures, fixtures, parking areas and other improvements located on the Real Property as of the Closing Date.

“Inspection Period” has the meaning given to it in Section 4.1 of this Agreement.

“Inspections” has the meaning given to it in Section 4.2 of this Agreement.

“Invasive Testing” has the meaning given to it in Section 4.2 of this Agreement.

“Invasive Testing Plan” has the meaning given to it in Section 4.2 of this Agreement.

“Keller Williams” has the meaning set forth in Section 4.4 of this Agreement.

“Lease Assignment” has the meaning given to it in Section 10.3(b) of this Agreement.

“Leases” means the leases (including any amendments or modifications thereto) listed on Exhibit C attached, or entered into after the Effective Date in accordance with the terms of this Agreement.

“Licensee Parties” has the meaning given to it in Section 4.2 of this Agreement.

“Licenses and Permits” means all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities in connection with the Real Property or the Improvements generally to the extent assignable or transferable (together with all renewals, supplements, and modifications thereof).

“Permitted Exceptions” has the meaning given to it in Section 6.1(a) of this Agreement.

“Permitted Outside Parties” has the meaning given to it in Section 4.3(a) of this Agreement.

“Plans and Specs” has the meaning given to it in Section 2 of this Agreement.

“Property” has the meaning given to it in Section 2 of this Agreement.

“Purchase Price” has the meaning given to it in Section 3.2 of this Agreement.

“Purchaser” has the meaning given to it in the first paragraph of this Agreement.

“Purchaser’s Information” has the meaning given to it in Section 4.3(b) of this Agreement.

“Real Property” means that certain parcels of real property located at 1307 North 45th Street in Seattle, Washington, as more particularly described on Exhibit A attached, together with all of Seller’s right, title and interest in and to any appurtenances pertaining thereto, including, but not limited to, Seller’s right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface rights, development rights, entitlements and water rights appurtenant thereto.

“Seller” has the meaning given to it in the first paragraph of this Agreement.

“Seller’s Control” means in the possession of or under the control of Seller or its Affiliates.

“Seller’s Knowledge” means facts or circumstances actually known to Seller’s Representative, without any duty on the part of Seller’s Representative to perform any investigation or make any inquires. Seller’s Knowledge does not include knowledge that may be imputed to Seller’s Representative, or that may otherwise be imputed to Seller or Seller’s Representative. In no event shall Seller’s Representative have any personal liability for any of the obligations of Seller under this Agreement, including the representations and warranties of Seller in Section 8.1 above, which are the representations and warranties of Seller, not Seller’s Representative, and shall not create any individual liability for Seller’s Representative.

“Seller’s Representative” means Joel Aslanian.

“Service Contracts” means, to the extent assignable or transferable, all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating solely to the Property and under which Seller is or as of the Closing will be paying for or receiving compensation for services rendered in connection with the Property, as more particularly listed and described on Exhibit B attached, together with all renewals, supplements, amendments and modifications to this Agreement, and any new such agreements entered into after the Effective Date, in all cases to the extent permitted by Section 7(d) of this Agreement.

“Significant Portion” means, for purposes of Section 9, (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of a qualified unbiased architect selected by Purchaser in its reasonable discretion, equal to or greater than $500,000; (ii) any loss or damage to the Property or any portion thereof which Seller’s insurance company does not commit in writing to Purchaser to cover for Purchaser’s benefit (other than any applicable deductible), (iii) any loss that permits or results in Walgreen or Keller Williams terminating their Lease; (iv) a loss of effective gross revenue of the Property equal to or greater than five percent (5%) of the current effective gross revenue of the Property resulting directly from the occurrence of a casualty or condemnation event affecting the Property or (v) with respect to a condemnation only, loss or damage to a material portion of the Property, including, but not limited to any loss in parking spaces located at the Property, an adverse change in the means of vehicular or pedestrian access to the Property, or a loss of any portion of the Property which causes the Property not to be in compliance with any Governmental Regulations (including zoning regulations), occurs as a result of such taking.

“Tenant Notice Letters” has the meaning given to it in Section 10.3(e) of this Agreement.

“Tenants” means the tenants under the Leases, excluding any subtenants, licensees, concessionaires, franchisees or other persons or entities whose occupancy is derived through any Tenant.

“Tenant Deposits” means all refundable security deposits and other impounds paid or deposited by the Tenants to Seller (including any security deposits in the form of a letter of credit), as landlord, or any other person on Seller’s behalf pursuant to the Leases.

“Terminated Contracts” means those Service Contracts (i) that are not assignable or transferable to Purchaser pursuant to the terms thereof or (ii) that Purchaser has designated for termination in accordance with Section 7(d).

“Title Company” means First American Title Insurance Company.

“Title Policy” has the meaning given to it in Section 6.2 of this Agreement.

“Walgreen” has the meaning set forth in Section 4.4 of this Agreement.